Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-154708) and Form S-3 (No. 333-160991) of our report dated March 15, 2010, except as to Note 8 which is as of May 11, 2010, with respect to the consolidated financial statements and financial statement schedule of Arabian American Development Company for the years ended December  31, 2009, 2008, and 2007, and our report dated March 15, 2010 with respect to the effectiveness of internal control over financial reporting as of December 31, 2009, included in this Annual Report (Form 10-K/A) for the year ended December 31, 2009.

/s/Travis Wolff, LLP (also known as Travis, Wolff & Company, L.L.P.)

Dallas, Texas
February 22, 2011